Exhibit 97

NI HOLDINGS, INC.
INCENTIVE COMPENSATION RECOVERY POLICY

ADOPTED: December 1, 2023

1.       Introduction.

The Board of Directors (the “Board”) of NI Holdings, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company's compensation philosophy. The Board has therefore adopted this policy which provides for the recovery of certain executive incentive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”), and/or certain types of misconduct. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”).

2.       Administration.

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

3.       Covered Executives.

Unless and until the Board determines otherwise, for purposes of this Policy, the term “Covered Executive” means a current and former employee who is or was identified by the Company as an “Officer” pursuant to Securities & Exchange Commission Rule 16a-1(f), issued pursuant to the Exchange Act and the listing standards of the national securities exchange on which the Company's securities are listed.

4.       Recovery: Accounting Restatement.

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws (including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period) (an “Accounting Restatement”), the Company will recover reasonably promptly any excess Incentive Compensation received on or after the Effective Date by any Covered Executive (i) after beginning service as a Covered Executive; (ii) who served as an Covered Executive at any time during the performance period for the Incentive Compensation; (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (iv) during the three (3) completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement. If the Company has changed its fiscal year-end during the three-year look-back period, the Company will recover any excess Incentive Compensation received during the transition period occurring during, or immediately following, that three-year period in addition to any excess Incentive Compensation received during the three-year look-back period (i.e., a total of four periods). The “date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur: (i) the date that the Board, applicable Board committee, or officers authorized to take action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare the Accounting Restatement or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare the Accounting Restatement, in each case regardless of if or when the restated financial statements are filed. Incentive Compensation is deemed “received” in the Company’s fiscal period during which the financial reporting measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period. The determination of the time when the Company is “required” to prepare an Accounting Restatement shall be made in accordance with applicable SEC and exchange rules and regulations.

(a)	Definition of Incentive Compensation.

For purposes of this Policy, Incentive Compensation means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, including, for example, bonuses or awards under the Company’s short and long-term incentive plans, grants and awards under the Company’s equity incentive plans, and contributions under the Company’s deferred compensation plans or other employee benefit plans. For avoidance of doubt, Incentive Compensation includes compensation that is deferred (either mandatorily or voluntarily) under the Company’s qualified and non-qualified deferred compensation plans, as well as any matching amounts and earnings thereon. Incentive Compensation does not include awards which are granted, earned, and vested without regard to attainment of financial reporting measures.

(b)	Financial Reporting Measures.

Financial reporting measures are those that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (including non-GAAP financial measures) or any measures derived wholly or in part from such financial measures. For the avoidance of doubt, financial reporting measures include stock price and total shareholder return. A measure need not be presented within the financial statements or included in a filing with the SEC to constitute a financial reporting measure for purposes of this Policy.

(c)	Excess Incentive Compensation: Amount Subject to Recovery.

The amount(s) to be recovered from the Covered Executive will be the amount(s) by which the Covered Executive’s Incentive Compensation for the relevant period(s) exceeded the amount(s) that would have been received had it been based on the restated amounts. All amounts shall be computed without regard to taxes paid.

For Incentive Compensation based on financial reporting measures such as stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the Board will calculate the amount to be reimbursed based on a reasonable estimate of the effect of the Accounting Restatement on such financial reporting measure upon which the Incentive Compensation was received. The Board will maintain documentation of that reasonable estimate and provide such documentation to the applicable exchange.

(d)	Method of Recovery.

The Board will determine, in its sole discretion, the method(s) for recovering excess Incentive Compensation hereunder which may include, without limitation:

(i)	requiring reimbursement of Incentive Compensation previously paid;

(ii)	forfeiting any compensation contribution made under the Company’s deferred compensation plans, as well as any matching amounts and earnings thereon;

(iii)	offsetting the recovered amount from any compensation or Incentive Compensation that the Covered Executive may earn or be awarded in the future;

(iv)	taking any other remedial and recovery action permitted by law, as determined by the Board; and

(v)	some combination of the foregoing.

5.       No Indemnification or Advance.

Subject to applicable law, the Company shall not indemnify, including by paying or reimbursing for premiums for any insurance policy covering any potential losses, any Covered Executives against the loss of any erroneously awarded

Incentive Compensation, nor shall the Company advance any costs or expenses to any Covered Executives in connection with any action to recover excess Incentive Compensation.

6.       Interpretation.

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company's securities are listed.

7.       Effective Date.

The effective date of this Policy is October 2, 2023 (the “Effective Date”). This Policy applies to Incentive Compensation received by a Covered Executive on or after the Effective Date even if such Incentive Compensation was approved, awarded, granted or paid to the Covered Executive prior to the Effective Date. In addition, this Policy is intended to be and will be incorporated as an essential term and condition of any Incentive Compensation plan or program the Company establishes or maintains on or after the Effective Date.

8.       Amendment and Termination.

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect changes in regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Company's securities are listed. The Board may terminate this Policy at any time.

9.       Other Recovery Rights.

The Board intends that this Policy will be applied to the fullest extent of the law. Upon receipt of this Policy, each Covered Executive is required to complete the Receipt and Acknowledgement attached as Schedule A to this Policy. The Board may require that any employment agreement or similar agreement relating to Incentive Compensation entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any (i) other remedies or rights of compensation recovery that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, or similar agreement relating to Incentive Compensation, unless any such agreement expressly prohibits such right of recovery, and (ii) any other legal remedies available to the Company. The provisions of this Policy are in addition to (and not in lieu of) any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable laws.

10.       Impracticability.

The Board shall recover any excess Incentive Compensation in accordance with this Policy, except to the extent that certain conditions are met and the Board has determined that such recovery would be impracticable, all in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the national securities exchange on which the Company's securities are listed.

11.       Successors.

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.

Schedule A

INCENTIVE-BASED COMPENSATION CLAWBACK POLICY

RECEIPT AND ACKNOWLEDGEMENT

I, __________________________________________, hereby acknowledge that I have received and read a copy of the Incentive Compensation Recovery Policy. As a condition of my receipt of any Incentive Compensation as defined in the Policy, I hereby agree to the terms of the Policy. I further agree that if recovery of excess Incentive Compensation is required pursuant to the Policy, the Company shall, to the fullest extent permitted by governing laws, require such recovery from me up to the amount by which the Incentive Compensation received by me, and amounts paid or payable pursuant or with respect thereto, constituted excess Incentive Compensation. If any such reimbursement, reduction, cancelation, forfeiture, repurchase, recoupment, offset against future grants or awards, and/or other method of recovery does not fully satisfy the amount due, I agree to immediately pay the remaining unpaid balance to the Company.

Signature	Date

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